Exhibit 99.01


WINDSWEPT ENVIRONMENTAL GROUP, INC. TO ESTABLISH BATON ROUGE COMMAND CENTER

BAY SHORE, N.Y., Sept. 2 /PRNewswire-FirstCall/ -- Windswept Environmental Group, Inc. has established a Command Center in Baton Rouge Louisiana. The company has committed to a facility on six acres for one year with an option for a second year. The company is also securing leases for other facilities in order to house additional crews and equipment that are in the process of being mobilized. Michael O'Reilly, the President and Chief Executive Officer of the Company, said "It is our plan to make Baton Rouge our third satellite office, which falls in line with our overall plan for expansion."


Windswept Environmental Group, Inc., through its wholly owned subsidiary, Trade-Winds Environmental Restoration, Inc., provides a full array of emergency response, remediation, disaster restoration and commercial drying
services  to  a  broad  range  of  clients.   The  Company's web address is
http://www.tradewindsenvironmental.com.
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This press release contains certain forward-looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities Exchange Act of 1934. These risks include such factors as the amount of the Company's revenues, the Company's ability to increase its gross margins and limit or reduce its expenses, the frequency and magnitude of environmental disasters or disruptions, the effects of new laws or regulations relating to environmental remediation, the ability of the Company to obtain new and large projects, the Company's ability to raise or access capital, the competitive environment within the Company's industry, dependence on key personnel and economic conditions.